Exhibit (h)(12)

                  FORM OF NEUBERGER BERMAN ADVISERS MANAGEMENT
                       TRUST EXPENSE LIMITATION AGREEMENT
                                605 Third Avenue
                          New York, New York 10158-0180


May 1, 2002

Neuberger Berman Management Inc.
605 Third Avenue, 2nd Floor
New York, New York  10158-0180

Dear Gentlepersons:

      Each portfolio on Attachment A, as may be amended from time to time, (each a "Portfolio" and collectively, the "Portfolios") is a series of Neuberger Berman Advisers Management Trust, a Delaware business trust ("Trust"). Each Portfolio may have one or more classes of shares of beneficial interest ("Class").

      You hereby agree during the period from the date indicated on Attachment A through April 30, 2005 ("Limitation Period"), to pay the Portfolio's (or where applicable the Class of such Portfolio) operating expenses (excluding interest, taxes, brokerage commissions and other transactional expenses relating to a Portfolio's assets, and extraordinary expenses of the Portfolio) ("Operating Expenses") which exceed, in the aggregate, the rate specified in Attachment A of the Portfolio's (or, where applicable, the Class of such Portfolio) average daily net assets ("Expense Limitation").

      With respect to Regency, Liquid Asset and Socially Responsive Portfolios, each Portfolio in turn agrees to reimburse you, out of assets belonging to the Portfolio (or the Class of such Portfolio, if applicable) for any Operating Expenses of the Portfolio (or Class) in excess of the Expense Limitation paid or assumed by you during the Limitation Period, provided that you would not be entitled to reimbursement for any amount by which such reimbursement would cause the Portfolio's (or, where applicable, the Class of such Portfolio) total Operating Expenses to exceed the annual rate of average net assets specified in Attachment A. And further, provided that no amount will be reimbursed by the Portfolio more than three years after the year in which it was incurred by you. The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this agreement.

      With respect to the rest of the Portfolios, each Portfolio in turn agrees to reimburse you through December 31, 2008 ("Reimbursement Period"), out of assets belonging to the Portfolio (or the Class of such Portfolio, if applicable) for any Operating Expenses of the Portfolio (or Class) in excess of the Expense Limitation paid or assumed by you during the Limitation Period, provided that you would not be entitled to reimbursement for any amount by which such reimbursement would cause the Portfolio's (or, where applicable, the Class of such Portfolio) total Operating Expenses to exceed the annual rate of average net assets specified in Attachment A. And further, provided that no amount will be reimbursed by the Portfolio more than three years after the year in which it was incurred by you. The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this agreement.

      You understand that you shall look only to the assets of the Portfolio (or, where applicable, the Class of the Portfolio) for performance of this agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust's trustees, officers, employees, agents or shareholders, whether past, present or future, shall be personally liable therefor.

      This agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this agreement shall be in writing signed by the parties hereto.

      If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                    Very truly yours,

                                    NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST on behalf of the Portfolios


                                    By:  _____________________________________

                                    Title:  __________________________________

The foregoing agreement is hereby
accepted as of DATE__, 200[ ]

NEUBERGER BERMAN MANAGEMENT INC.


By:  _________________________________

Title:  ______________________________

                                                                    ATTACHMENT A

                  NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
                          EXPENSE LIMITATION AGREEMENT

                                    Beginning of                      Expense Limitation
Portfolio                         Limitation Period         (as a % of average daily net assets)
---------                         -----------------         ------------------------------------
Fasciano                             May 1, 2002                            1.40%
Focus                                May 1, 2002                            1.25%
Guardian (Class I)                   May 1, 2002                            1.00%
Guardian (Class S)                   May 1, 2002                            1.25%
International                        May 1, 2002                            2.00%
Regency                              May 1, 2002                            1.50%
Liquid Asset                         May 1, 2002                            1.00%
Mid-Cap Growth (Class I)             May 1, 2002                            1.00%
Mid-Cap Growth (Class S)           January 1, 2003                          1.25%
Real Estate                        November 1, 2002                         1.75%
Socially Responsive                  May 1, 2002                            1.50%